September 15, 2017

Dear Fellow Shareholder:
As previously announced, on July 18, 2017, the Board of Directors of Bar Harbor Bankshares (“the Company”) declared a quarterly cash dividend of $0.1867 per share of common stock, payable September 15, 2017 to shareholders of record as of August 15, 2017. This cash dividend represents an increase of 1.8% compared to the second quarter of 2016 after adjusting for the 3 for 2 stock split of the Company’s common stock paid as large stock dividend on March 21, 2017. Our earnings press release and selected unaudited financial data for the three and six months ended June 30, 2017 can be found on our Company website, www.bhbt.com/shareholder-relations.
I am pleased to present the following financial highlights from the second quarter:

•	Net income of $6.6 million, or 42 cents per share, a 56% increase over the prior quarter.

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Of importance, these earnings are after one-time charges associated with our Lake Sunapee Bank acquisition. Removing these one-time charges on a tax-effected basis reflects true “core” earnings, a non-GAAP measure, of $8.1 million, or 52 cents per share.

•	Similarly, our core ROA, a non-GAAP measure, is now at 0.94% as we seek to be a high performer in this regard throughout New England and in comparison to our national peers.

•	For the three months ended June 30, 2017, book value per common share increased to $22.53 from $22.17 in the first quarter 2017.

•	Asset quality remains strong with net charge-offs to total loans remaining close to zero at 0.03% and non-performing loans to total loans of 0.22%.

The strong second quarter results reflect the momentum experienced across all of the Company’s markets. The Lake Sunapee Bank acquisition positioned us to provide meaningful growth for the Company, a previously difficult challenge with 14 branches. We now have a broad footprint from which to operate, allowing us to better manage risk and cross-sell to a broader customer base.
In addition to the growth prospects now available to us, we are exhibiting operational efficiencies and disciplined cost control that translated to a 56% efficiency ratio (a non-GAAP financial measure) in the second quarter compared to 63% in the prior quarter. As anticipated, the merger-related systems conversion was successfully completed in May through the hard-work of our dedicated teams.
We remain focused on executing profitable strategies while continuing to serve the local communities in which we are fortunate to reside and thrive as a True Community Bank. We have unlocked the potential of True Community Banking and are committed to being a positive outlier for our shareholders, customers, team members, and communities. Thank you for your continued loyalty and support.
Respectfully,
Curtis C. Simard
President & CEO

Enclosures

This letter contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. You should not rely uncritically on forward-looking statements because they involve significant known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results.  Some of the factors that could cause actual results to differ materially from current expectations include, but are not limited to, cyber attacks or other failures in our technology and privacy protection measures, changes in general economic conditions, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within the Company’s markets, changes in the financial condition of Bar Harbor Bank & Trust’s borrowers and other factors discussed in the reports that the Company files with the Securities and Exchange Commission (the “SEC”). The forward-looking statements contained herein represent our judgment as of the date of this letter, and we caution readers not to place undue reliance on such statements. For further information, please refer to the Company’s reports filed with the SEC.